Exhibit 99.1

Contact:

Marshall Ames

Investor Relations

Lennar Corporation

(305) 485-2092

FOR IMMEDIATE RELEASE

Lennar Reports Fourth Quarter EPS of $3.54, up 55%

Financial Highlights

2005 Fourth Quarter

•	Revenues from continuing operations of $5.0 billion – up 42%

•	EPS from continuing operations of $3.54 – up 55%

•	Homebuilding operating earnings of $962.5 million – up 54%

•	Gross margin on home sales of 27.0% – up 140 basis points

•	New orders of 10,236 homes – up 25%

2005 Fiscal Year

•	Revenues from continuing operations of $13.9 billion – up 32%

•	EPS from continuing operations of $8.17 – up 43% (includes $0.13 per share charge on the redemption of the Company’s 9.95% senior notes)

•	Homebuilding operating earnings of $2.3 billion – up 47%

•	Gross margin on home sales of 26.0% – up 210 basis points

•	Gross profit on land sales for fiscal 2005 of $200.8 million – up $41.5 million

•	Debt to total capital of 33.1% and cash of $910 million

•	Deliveries of 42,359 homes – up 17%

•	Backlog dollar value of $6.9 billion – up 36%

2006 Goal

•	Fiscal 2006 EPS goal of $9.25 reaffirmed

Miami, December 15, 2005 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported earnings for its fourth quarter and fiscal year ended November 30, 2005. Fourth quarter net earnings from continuing operations in 2005 were $581.2 million, or $3.54 per share diluted, compared to net earnings from continuing operations of $379.4 million, or $2.29 per share diluted, in 2004.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “The intense focus on the fundamentals of our homebuilding process allowed us to achieve record results once again in fiscal 2005, as we exceeded our target and delivered a record 42,359 homes despite the 400 to 500 deliveries delayed due to the significant disruption caused by Hurricane Wilma. Overall, we are very pleased with our performance in fiscal 2005, which resulted in strong revenue growth and a 210 basis point increase in gross margin percentage on new home deliveries.”

Mr. Miller continued, “While the industry continues to be influenced by increased regulation, we expect our homebuilding operations to continue to benefit substantially from our access to homesites in land-constrained markets. Despite signs nationally of a more normalized level of activity with regards to sales pace and price appreciation, our capital investments in these strategic markets afford us a significant competitive advantage and allow us to be well positioned for future success.”

Mr. Miller concluded, “As we enter fiscal 2006, our record-level $6.9 billion backlog, strong balance sheet and strategic access to homesites position us well to achieve our previously announced fiscal 2006 earnings per share goal of $9.25.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED NOVEMBER 30, 2005 COMPARED TO

THREE MONTHS ENDED NOVEMBER 30, 2004

Homebuilding

Revenues from home sales increased 39% in the fourth quarter of 2005 to $4.7 billion from $3.4 billion in 2004. Revenues were higher primarily due to an 18% increase in the number of home deliveries and an 18% increase in the average sales price of homes delivered in the fourth quarter of 2005. New home deliveries, excluding unconsolidated entities, increased to 13,851 homes in the fourth quarter of 2005 from 11,716 homes last year. In the fourth quarter of 2005, new home deliveries were higher in each of the Company’s regions, compared to 2004. The average sales price of homes delivered increased to $338,000 in the fourth quarter of 2005 from $287,000 in 2004.

Gross margins on home sales were $1.3 billion, or 27.0%, in the fourth quarter of 2005, compared to $860.4 million, or 25.6%, in 2004. Gross margin percentage on home sales increased 140 basis points primarily due to product mix favoring our higher margin states, as well as a significant gross margin percentage improvement in Arizona and Florida.

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Selling, general and administrative expenses as a percentage of revenues from home sales were 9.6% in both the fourth quarter of 2005 and 2004.

Gross profit on land sales totaled $58.2 million in the fourth quarter of 2005, compared to $13.3 million in 2004. Some of these land sales were from consolidated joint ventures, which resulted in minority interest expense. Minority interest expense from these land sales and other activities of the consolidated joint ventures was $11.2 million and $3.0 million, respectively, in the fourth quarter of 2005 and 2004 and is included in management fees and other income, net. Management fees and other income, net, totaled $14.2 million in the fourth quarter of 2005, compared to $11.5 million in 2004. Equity in earnings from unconsolidated entities was $79.1 million in the fourth quarter of 2005, compared to $61.8 million last year. Sales of land, equity in earnings from unconsolidated entities and management fees and other income, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings from continuing operations for the Financial Services Division were $34.6 million in the fourth quarter of 2005, compared to $33.1 million last year. The increase was primarily due to the Division’s title operations, which generated higher profit per transaction in the fourth quarter of 2005, compared to 2004. This increase was partially offset by reduced profitability from the Division’s mortgage operations due to a more competitive mortgage environment.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues from continuing operations were 1.3% in both the fourth quarter of 2005 and 2004.

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YEAR ENDED NOVEMBER 30, 2005 COMPARED TO

YEAR ENDED NOVEMBER 30, 2004

Homebuilding

Revenues from home sales increased 33% in the year ended November 30, 2005 to $12.7 billion from $9.6 billion in 2004. Revenues were higher primarily due to a 16% increase in the number of home deliveries and a 15% increase in the average sales price of homes delivered in 2005. New home deliveries, excluding unconsolidated entities, increased to 40,882 homes in the year ended November 30, 2005 from 35,189 homes last year. In the year ended November 30, 2005, new home deliveries were higher in each of the Company’s regions, compared to 2004. The average sales price of homes delivered increased to $311,000 in the year ended November 30, 2005 from $272,000 in 2004.

Gross margins on home sales were $3.3 billion, or 26.0%, in the year ended November 30, 2005, compared to $2.3 billion, or 23.9%, in 2004. Gross margin percentage on home sales increased 210 basis points primarily due to a product mix favoring our higher margin states, as well as a significant gross margin percentage improvement in Arizona, California and Florida.

Selling, general and administrative expenses as a percentage of revenues from home sales were 10.8% in the year ended November 30, 2005, compared to 10.9% in 2004.

Gross profit on land sales totaled $200.8 million in the year ended November 30, 2005, compared to $159.4 million in 2004. Some of these land sales were from consolidated joint ventures, which resulted in minority interest expense. Minority interest expense from these land sales and other activities of the consolidated joint ventures was $45.0 million and $10.8 million, respectively, in the years ended November 30, 2005 and 2004 and is included in management fees and other income, net. Management fees and other income, net, totaled $16.5 million in the year ended November 30, 2005, compared to $58.5 million in 2004. Equity in earnings from unconsolidated entities was $133.8 million in the year ended November 30, 2005, compared to $90.7 million last year. Sales of land, equity in earnings from unconsolidated entities and management fees and other income, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

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Financial Services

Operating earnings from continuing operations for the Financial Services Division were $104.8 million in the year ended November 30, 2005, compared to $110.7 million last year. The decrease was primarily due to reduced profitability from the Division’s mortgage operations as a result of a more competitive mortgage environment in 2005, as well as a $6.5 million pretax gain generated from monetizing a majority of the Division’s alarm monitoring contracts in 2004. This decrease was partially offset by improved profitability from the Division’s title operations in 2005.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues from continuing operations were 1.4% in the year ended November 30, 2005, compared to 1.3% in 2004.

Loss on Redemption of 9.95% Senior Notes

In 2005, the Company redeemed all of its outstanding 9.95% senior notes, which resulted in a pretax loss on redemption of $34.9 million, or $0.13 per share diluted, net of tax.

Discontinued Operations

In 2005, the Company generated a $15.8 million pretax gain on the sale of a subsidiary of the Financial Services Division’s title company. As a result of the sale, the subsidiary’s results are presented as discontinued operations for 2005 and 2004. Net earnings from discontinued operations for the year ended November 30, 2005 were $10.7 million, or $0.06 per share diluted, compared to $1.0 million in the prior year.

Lennar Corporation, founded in 1954, is headquartered in Miami, Florida and is one of the nation’s leading builders of quality homes for all generations, building affordable, move-up and retirement homes. The Company operates primarily under the Lennar and U.S. Home brand names and utilizes a Dual Marketing strategy consisting of the Everything’s Included® and Design StudioSM programs. Lennar’s Financial Services Division provides mortgage financing, title insurance, closing services and insurance agency services for both buyers of the Company’s homes and others. Its Strategic Technologies Division provides high-speed Internet and cable television services to residents of the Company’s communities and others. Previous press releases may be obtained at www.lennar.com.

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Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors Relating to Our Business” included in our Annual Report on Form 10-K, as amended on Form 10-K/A, for our fiscal year ended November 30, 2004, and in our other filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking statements.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 AM Eastern time on Thursday, December 15, 2005. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 320-365-3844 and entering 805917 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

	Three Months Ended November 30,		Years Ended November 30,
	2005	2004	2005	2004
Revenues:
Homebuilding	$4,867,338	3,411,089	13,304,599	10,000,632
Financial services	162,596	138,338	562,372	500,336

Total revenues	$5,029,934	3,549,427	13,866,971	10,500,968

Homebuilding operating earnings	$962,534	623,918	2,277,091	1,548,488
Financial services operating earnings	34,580	33,120	104,768	110,731
Corporate general and administrative expenses	63,526	47,609	187,257	141,722
Loss on redemption of 9.95% senior notes	—	—	34,908	—

Earnings from continuing operations before provision for income taxes	933,588	609,429	2,159,694	1,517,497

Provision for income taxes	352,429	230,060	815,284	572,855

Earnings from continuing operations	581,159	379,369	1,344,410	944,642

Discontinued operations:
Earnings from discontinued operations before provision for income taxes (1)	—	586	17,261	1,570
Provision for income taxes	—	221	6,516	593

Earnings from discontinued operations	—	365	10,745	977

Net earnings	$581,159	379,734	1,355,155	945,619

Average shares outstanding:
Basic	157,108	155,644	155,398	155,398
Diluted	164,604	167,127	165,522	167,340

Earnings per share:
Basic:
Earnings from continuing operations	$3.70	2.44	8.65	6.08
Earnings from discontinued operations	0.00	0.00	0.07	0.01

Net earnings	$3.70	2.44	8.72	6.09

Diluted:
Earnings from continuing operations	$3.54	2.29	8.17	5.70
Earnings from discontinued operations	0.00	0.00	0.06	0.00

Net earnings	$3.54	2.29	8.23	5.70

Supplemental information:
Interest incurred (2)	$50,027	38,381	172,898	137,921
EBIT (3):
Earnings from continuing operations before provision for income taxes	$933,588	609,429	2,159,694	1,517,497
Earnings from discontinued operations before provision for income taxes (1)	—	586	17,261	1,570
Interest	65,360	45,022	187,154	134,193

EBIT	$998,948	655,037	2,364,109	1,653,260

(1)	Earnings from discontinued operations before provision for income taxes includes a gain of $15.8 million for the year ended November 30, 2005 related to the sale of a subsidiary of the Company’s Financial Services Division’s title company.
(2)	Homebuilding interest incurred is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(3)	EBIT is a non-GAAP financial measure derived by adding back previously capitalized interest amortized to cost of sales that was reflected in earnings before provision for income taxes. The Company’s management uses EBIT because it believes this financial measure helps to compare the Company’s operations with those of its competitors, by eliminating factors that differ from company to company for reasons that often are not related to the efficiency and effectiveness of a particular company’s operations. The Company believes EBIT provides useful information to investors and analysts, because it will help them compare the efficiency and effectiveness of the Company’s operations with those of its competitors.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Segment Information

(In thousands)

	Three Months Ended November 30,		Years Ended November 30,
	2005	2004	2005	2004
Revenues:
Sales of homes	$4,658,684	3,357,688	12,711,789	9,559,847
Sales of land	208,654	53,401	592,810	440,785

Total revenues	4,867,338	3,411,089	13,304,599	10,000,632

Costs and expenses:
Cost of homes sold	3,402,211	2,497,331	9,410,343	7,275,446
Cost of land sold	150,442	40,116	391,984	281,409
Selling, general and administrative	445,478	323,003	1,375,480	1,044,483

Total costs and expenses	3,998,131	2,860,450	11,177,807	8,601,338

Equity in earnings from unconsolidated entities	79,135	61,819	133,814	90,739
Management fees and other income, net	14,192	11,460	16,485	58,455

Operating earnings	$962,534	623,918	2,277,091	1,548,488

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog By Region

(Dollars in thousands)

	Three Months Ended November 30,		At or for the Years Ended November 30,
	2005	2004	2005	2004
Deliveries:
East	4,389	4,030	12,467	11,323
Central	4,283	3,535	13,074	11,122
West	5,731	4,643	16,818	13,759

Total	14,403	12,208	42,359	36,204

Of the total deliveries listed above, 552 and 1,477, respectively, represent deliveries from unconsolidated entities for the three months and year ended November 30, 2005, compared to 492 and 1,015 deliveries in the same periods last year.

New Orders:
East	2,914	2,304	12,577	12,467
Central	3,585	2,813	13,793	11,192
West	3,737	3,043	17,035	14,008

Total	10,236	8,160	43,405	37,667

Of the total new orders listed above, 283 and 1,254, respectively, represent new orders from unconsolidated entities for the three months and year ended November 30, 2005, compared to 349 and 1,700 new orders in the same periods last year.

Backlog - Homes:
East			8,128	7,327
Central			3,286	2,567
West			7,151	5,652

Total			18,565	15,546

Of the total homes in backlog listed above, 1,359 represents homes in backlog from unconsolidated entities at November 30, 2005, compared to 1,585 homes in backlog at November 30, 2004.

Backlog - Dollar Value:
East			$2,931,247	2,177,884
Central			775,505	633,703
West			3,177,486	2,243,686

Total			$6,884,238	5,055,273

Of the total dollar value of homes in backlog listed above, $590,129 represents the backlog dollar value from unconsolidated entities at November 30, 2005, compared to $644,839 of backlog dollar value at November 30, 2004.

Lennar’s market regions consist of homebuilding divisions located in the following states:

East:	Florida, Maryland, Virginia, New Jersey, New York, North Carolina and South Carolina

Central:	Texas, Illinois and Minnesota

West:	California, Colorado, Arizona and Nevada

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

	November 30,
	2005	2004
Homebuilding debt	$2,592,772	2,021,014
Stockholders’ equity	5,251,411	4,052,972

Total capital	$7,844,183	6,073,986

Homebuilding debt to total capital	33.1%	33.3%